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                                                                      Exhibit 99

                           [LETTERHEAD OF COTELLIGENT]

January 23, 2003


To Our Shareholders:

Your Company continues to show improvement and make important progress despite a sluggish economy and its ripple effects on information technology solutions and services spending. My letter to you today is the first in an ongoing program of broader and more frequent communication with our investors and the financial community. I hope you find my letters to be of interest.

My intention was to initiate this communication program shortly after our Annual Meeting last June but it was delayed due to the `quiet period' imposed as a result of the re-audit of our books of account from roughly August through the end of December 2002. We are very pleased that the results of the re-audit reflect the integrity of our financial reporting and the propriety of our approach to financial management in general.

In this letter I will provide you with perspective on the following items:

     .  Challenges of Market Environment
     .  Narrowing Losses Despite Market Challenges
     .  Re-Audit Findings and Conclusions
     .  Cash Management
     .  Other Important Company Matters

Challenges of Market Environment

I believe it is important to shed some light on the current market for information technology solutions and services. Generally, due to the discretionary nature of IT expenditures, combined with revenue and profit pressures brought about by a weakened economy, buyers have substantially scaled back spending plans over the past year to two years. This has had a negative impact on Cotelligent and its peers' financial performance. A recent ComputerWorld Magazine article reported that:

     . 47% of respondents said they plan to delay IT purchases at least until the second quarter
     . 21% said they won't buy any applications at all in the first half of the year
     . 84% cited `budget constraints' as the major reason for their delayed spending
     . 37% cited `perceived lack of business value' as the reason they plan to hold off spending

Under these market conditions, your Company has continually assessed its approach and strategy in order to match Cotelligent's value proposition with the demands of our market. Through a variety of feedback mechanisms we have employed including focus groups, we have learned that our clients place a very high value on what we do for them. Every month, we employ a series of activities and measurements that help us make sure we are on course and that our results are validating our approach, our strategy and our commitment to client service.

We remain convinced that the decisions and choices we are making today are positioning us well for the future. Our history of developing and integrating enterprise-wide business applications, based on proven `reusuable' components places us favorably among our competitors. This has

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Shareholder Letter
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also helped your Company to increase significantly its gross margin over the past two years. Even though the Company has not yet returned to profitability, increasing gross margins, cost containment, a clean balance sheet and operating capital are helping to reinforce our strategy of remaining a viable company. As demand for our solutions and services improve, we expect to achieve respectable earnings and margin expansion.

Our expertise is in providing high return on investment, customized solutions within the enterprise and to mobile workforces requiring communication with the enterprise. We continue to receive high marks and repeat business from our clients Handleman Corporation, Kraft, USST, BMW, Toyota, Lexus, The Bluebook International, and College Loan Corporation to name a few. Recently we have acquired a number of new clients including Charles Levy and Company, Suntory Water, Digital Orchid, Aeronet, SalesStream and Mission Federal Credit Union. These clients selected Cotelligent because of our outstanding reputation.

Additionally, we continue to enhance our relationships with our partners IBM, Microsoft and others. In April, I announced that Cotelligent was selected by IBM as one of 10 companies to develop applications under its new Websphere Everyplace Access platform. I am now proud to announce the first in a series of applications we have developed for this environment called mPOD (Mobile Proof of Delivery) that will increase the productivity of mobile "road warriors." IBM demonstrated this application at the CTIA show in October. As you can see we continue to have increasing momentum along this previously announced direction.

Also in April, I announced that Cotelligent has been recognized as a Microsoft Gold Certified Partner. Now Cotelligent is one of only twenty companies in the southwest region to have been selected as a Microsoft Managed Partner. This elevation in status is based on their confidence in our stability, strength, and proven track record. This designation will mean that Microsoft will recommend Cotelligent to various of their customers for consulting and software development services using Microsoft technology. In addition, Cotelligent will be a partner with Microsoft to develop specific applications for selected customers along with them. This is further proof that we are delivering on the plan as announced, building strong relationships with significant partners and successfully executing activities that will result in tangible measurable revenue.

These are all very significant acknowledgements about how our company is perceived in the market... Cotelligent as an "IT staffing Company" is now a distant memory... Cotelligent as an "outstanding consultant and solution provider" is who we have become, just as we promised over two years ago.

Narrowing Losses Despite Market Challenges

We are effectively managing your Company through this difficult time and positioning it for the future. We reported a net loss for the nine months ended September 30, 2002 of $3 million compared to an $18 million loss for the same period of the prior year. The reduction in operating losses was the result of hard work by everyone at Cotelligent and a focus on the goal of achieving profitability and positive cash flow.

Let's take a closer look at our $3.0 million loss for the nine months ended September 30, 2002. This $3.5 million loss includes expenses of $1.3 million for such things as the Company's re-audit, legal fees and proxy costs associated with the 2002 annual meeting and severance payments to former employees. In addition, the Company did not report $1.7 million in revenue related to a project for The Bluebook International as these services were contributed to an investment in exchange for stock. The importance of this is, under `normalized operating conditions', your Company would have been breakeven for the nine months ended September

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Cotelligent, Inc.
Shareholder Letter
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30, 2002. This is a significant accomplishment and reflects how effectively we have executed our business plan even during these difficult times.

Our business is focused on mobilizing large transient field forces and providing Web services. Over the past couple of years as we have focused on these markets, we have basically repositioned our revenue stream. At the end of September 2002, approximately 75% of our revenues were Web service and mobility related. The effect this has had on our financial statements is evidenced by our continuous improvement in gross margin. Gross margin for the three months ended September 30, 2002 was 43% compared to 30% for the same period of the prior year. This improvement in gross margin is core to achieving higher profitability. As we begin to realize growth in revenues, the higher gross margins should result in achieving profitability and positive cash flow more quickly.

In addition we continue to reduce selling, general and administrative spending. We reduced selling, general and administrative expenses by 48% in the nine months ended September 30, 2002 compared to the same period of the prior year. This reduced spending was the direct result of our streamlining operations, reducing headcount where necessary, reducing salaries across the board and closing operating locations. We even moved our San Francisco headquarters into existing space in Irvine, California so that executive management could work more closely with our operating staff while at the same time saving on rent expense and travel to one of our primary operating locations.

Improvements aside, we recognize that selling, general and administrative expenses appear out of balance with our revenue stream. It is important to point out that we spend heavily in the areas of marketing, sales, business development and management of client services. Currently about 50% of our non-billable headcount is dedicated to those areas. Spending in these areas is essential to getting traction in the marketplace and being at the forefront of a decision makers mind. This type of selling, general and administrative spending invests in the future of the Company and we believe is necessary in order to return to profitability and positive cash flow.

We continue to manage our operating performance with the difficult economy and market environment as it exists today, as we work toward our ultimate return to profitability and positive cash flow. Our bottom line improvement on a year-to-date basis is evidence of our commitment to achieving this result.

During Q4, we implemented a more streamlined organization structure. We expect that this change will serve to further improve our ability to manage your Company.

Re-Audit Findings and Conclusions

You may recall that Cotelligent terminated Arthur Andersen last July and appointed KPMG as our new independent public accountants. As we began working with KPMG in the course of our Q2 quarterly review in early August, we decided to engage them to re-audit the Company's books of account for the year ended December 31, 2001 and the nine months ended December 31, 2000. We did this because of accounting issues that became apparent in the course of KPMG's preliminary review related to some complicated transactions which occurred in 2000; specifically our discontinued operations program and an equity investment we made in an alliance partner. In the course of the re-audit, we concluded that our consolidated financial statements needed to be revised, so we amended our 10-K and filed it with the SEC on Monday, December 9, 2002.

To put a bit of perspective on the magnitude of the changes we have made, for the 2000 period we decreased our loss by $4 million and for the 2001 period we increased our loss by almost $8

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Shareholder Letter
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million. Originally, the cumulative losses reported for the two fiscal periods ended December 31, 2001 re-audited were about $58 million. The cumulative losses for both periods have been restated to almost $62 million. So the adjustments we made cumulatively increased our losses for both periods in total by $4 million, or approximately 6.6%. The items affected by these adjustments are: a) a re-accounting for an investment in an alliance partner, b) a re-accounting for our discontinued operations program, c) a reduction to excess balances in working capital accounts, d) a write-off of all property, equipment and software development costs, and e) other bookkeeping adjustments. A complete description of the Company's restatement is included in the amended 10-K/A we filed with the SEC.

I believe our decision to re-audit our books of account demonstrates our commitment to accurate and timely disclosure of your Company's financial position and its financial management practices. We are pleased to once again have all our periodic reports current with the SEC.

Cash Management

In the preceding section I described how we have improved gross margin and reduced selling, general and administrative expenses. These actions go a long way to preserving the cash we have on hand. In the nine months ended September 30, 2002, our statement of cash flows reported positive cash provided by operating activities of almost $5 million. For the same period in the prior year, we experienced an operating cash drain of $6 million, an $11 million cash flow improvement year over year.

Having available cash on hand, we were also able to take advantage of the opportunity to invest in The Bluebook International. Through December 31, 2002, we invested $3 million in cash in this business and contributed a Web services engagement valued at $2.1 million (for which we elected not to recognize revenue on and which therefore, reduced our investment cost). The software Cotelligent developed for Bluebook is ready to market to insurance companies throughout the United States. We expect to see a benefit in 2003 that should result in a revenue stream to Cotelligent as we provide custom development and implementation services to Bluebook's new customers. This is yet another example of optimizing cash usage.

Compared to most public companies that operate in our sector, we have been fortunate to have cash resources available to remain in business and execute our strategy. We were able to get to this position because we had the foresight in mid-2000 to sell off non-strategic assets at the right time which raised sufficient cash to pay off all outside debt and leave us with cash resources to pursue our strategy. Many others who didn't take action at the right time are no longer in business. We manage our cash very closely and carefully.

Other Important Company Matters

Cotelligent continues to pursue its lawsuit against Skiritai Capital in Northern California Federal Court on charges of material misrepresentation, fraud, and other violations of securities laws in connection with its proxy fight against your Company in 2002. We are vigorously pursuing this case on behalf of the rights of all Cotelligent shareholders.

The case against Skiritai Capital is not considered a material cost to Cotelligent and the Company has no other material litigation activities in progress.

Your Company now is both viable and vital and well positioned for the future. I want to thank you for your interest in Cotelligent, its clients, its employees and for helping us to build a formidable

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Shareholder Letter
Page 5

company. If you have any questions or comments, I encourage you to contact either me, Cotelligent's Chief Financial Officer Curt Parker, or Amber Burki in our Investor Relations Department at 949.823.1600.

Sincerely,

/s/ James R. Lavelle

James R. Lavelle

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This document contains forward-looking statements, which are based on information currently available, and the Company assumes no obligation to update these statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks are outlined in our press releases and SEC filings. Furthermore, pursuant to Regulation FD requirements, in future one-on-one discussions, we will refer you to these statements.
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